Registration No. 333-124181

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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM SB-2/A-5
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AGA RESOURCES, INC.
(Name of small business issuer in its charter)

Nevada	1081	N/A
(State or Other Jurisdiction of Organization)	(Primary Standard Industrial Classification Code)	(IRS Employer Identification #)

AGA RESOURCES, INC.	CORPORATION TRUST COMPANY OF NEVADA
Suite #658	6100 Neil Road, Suite 500
141-757 W. Hastings Street	Reno, Nevada 89544
Vancouver, British Columbia	(775) 688-3061
Canada V6C 1A1
(778) 863-0186
(Address and telephone of registrant's executive office)	(Name, address and telephone number of agent for service)
Copies to:
Conrad C. Lysiak, Esq.
601 West First Avenue, Suite 503
Spokane, Washington 99201
(509) 624-1475

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional common stock for an offering under Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If delivery of the prospectus is expected to be made under Rule 434, please check the following box. [   ]

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CALCULATION OF REGISTRATION FEE

Securities to be	Amount To Be	Offering Price	Aggregate	Registration Fee
Registered	Registered	Per Share	Offering Price	[1]

Common Stock:	2,000,000	$0.10	$200,000	$100.00

[1]     Estimated solely for purposes of calculating the registration fee under Rule 457(c).

REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

Prospectus

AGA RESOURCES, INC.
Shares of Common Stock
1,000,000 Minimum - 2,000,000 Maximum

Before this offering, there has been no public market for the common stock.

We are offering up to a total of 2,000,000 shares of common stock on a self-underwritten basis, 1,000,000 shares minimum, 2,000,000 shares maximum. The offering price is $0.10 per share. In the event that 1,000,000 shares are not sold within 180 days, at our sole discretion, we may extend the offering for an additional 90 days. In the event that 1,000,000 shares are not sold within the 180 days, or within the additional 90 days if extended, all money received by us will be promptly returned to you without interest or deduction of any kind. If at least 1,000,000 shares are sold within 180 days, or within the additional 90 days, if extended, all money received by us will be retained by us and there will be no refund. Funds will be held in a separate account at Bank of Montreal.

Our common stock will be sold by our officers and directors.

Investing in our common stock involves risks. See "Risk Factors" starting at page 6.

	Offering Price	Expenses	Proceeds to Us

Per Share - Minimum	$0.10	$0.030	$0.070
Per Share - Maximum	$0.10	$0.015	$0.085
Minimum	$100,000	$30,000	$70,000
Maximum	$200,000	$30,000	$170,000

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ___________________.

SUMMARY OF OUR OFFERING

Our Business

We were incorporated in the State of Nevada on December 15, 2004. We are an exploration stage corporation. We do not own any interest in any property, but merely have the right to conduct exploration activities on one property. The property consists of one mineral claim containing 1,235 acres located in the Greenwood Mining Division of British Columbia, Canada. The one property consists of one mineral claim. We intend to explore for gold on the property. Our exploration program should take approximately 180 days from the date we complete our public offering of securities, weather permitting. If we do not find mineralized material on the property, we do not know what we will do.

Our administrative office is located at Suite #658, 141-757 W. Hastings Street, Vancouver, British Columbia, Canada V6C 1A1 and our telephone number is (778) 863-0186 and our registered statutory office is located at 6100 Neil Road, Suite 500, Reno, Nevada 89544. Our fiscal year end is September 30. Our mailing address is Suite #658, 141-757 W. Hastings Street, Vancouver, British Columbia, Canada V6C 1A1.

The Offering

Following is a brief summary of this offering:

Securities being offered	A minimum of 1,000,000 shares of common stock and a maximum of 2,000,000 shares of common stock, par value $0.00001
Offering price per share	$ 0.10
Offering period	The shares are being offered for a period not to exceed 180 days, unless extended by our board of directors for an additional 90 days.
Net proceeds to us	A minimum of $70,000 and a maximum of $170,000.
Use of proceeds	We will use the proceeds to pay for offering expenses, research and exploration.
Number of shares outstanding before the offering	1,000,000
Number of shares outstanding after the offering if all of the shares are sold	3,000,000

The proceeds of the offering will be held in a separate account at Bank of Montreal. We will hold the funds in the account until we receives a minimum of $100,000 at which time we will withdraw and use those funds. Any funds received by us thereafter will immediately be withdrawn by us. If we do not receive the minimum amount of $100,000 within 180 days of the effective date of our registration statement, 90 additional days if we so choose, all funds will be promptly returned to you without a deduction of any kind. During the 180 day period and possible additional 90 day period, no funds will be returned to you. You will only receive a refund of your subscription if we do not raise a minimum of $100,000 within the 180 day period referred to above which could be expanded by an additional 90 days at our discretion for a total of 270 days.

Selected Financial Data

The following financial information summarizes the more complete historical financial information at the end of this prospectus.

As of June 30, 2005
Balance Sheet	(Audited)
Total Assets	$34,294
Total Liabilities	$53,499
Stockholders Equity - (Deficit)	$(19,205)
From Inception on
December 15, 2004
through the period ended
June 30, 2005
Income Statement	(Audited)
Revenue	$-0-
Total Expenses	$20,205
Net Income - (Loss)	$(20,205)

RISK FACTORS

Please consider the following risk factors before deciding to invest in our common stock.

Risks associated with AGA RESOURCES, INC.:

  Because our auditors have issued a going concern opinion, there is substantial uncertainty we will continue activities in which case you could lose your investment.

  Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an ongoing business for the next twelve months. As such we may have to cease activities and you could lose your investment.

  Because the probability of an individual prospect ever having reserves is extremely remote, any funds spent on exploration will probably be lost.

  The probability of an individual prospect ever having reserves is extremely remote. In all probability the property does not contain any reserves. As such, any funds spent on exploration will probably be lost which result in a loss of your investment.

  Our management has limited technical training and experience in mineral activities and consequently our activities, earnings and ultimate financial success could be irreparably harmed.

  Our management has limited technical training and experience with exploring for, starting, and operating a mine. With no direct training or experience in these areas, management may not be fully aware of many of the specific requirements related to working within the industry. Management's decisions and choices may not take into account standard engineering or managerial approaches mineral exploration companies commonly use. Consequently, our activities, earnings and ultimate financial success could suffer irreparable harm due to management's lack of experience in the industry.

  We lack an operating history and have losses which we expect to continue into the future. As a result, we may have to suspend or cease activities.

  We were incorporated in December 2004 and we have not started our proposed business activities or realized any revenues. We have no operating history upon which an evaluation of our future success or failure can be made. Our net loss since inception is $(18,946). The loss was a result of the payment of fees for staking our claims, incorporation, legal and accounting.  Our ability to achieve and maintain profitability and positive cash flow is dependent upon

*	our ability to locate a profitable mineral property
*	our ability to generate revenues
*	our ability to reduce exploration costs.

  Based upon current plans, we expect to incur operating losses in future periods. This will happen because there are expenses associated with the research and exploration of our mineral properties. As a result, we may not generate revenues in the future. Failure to generate revenues will cause us to suspend or cease activities.

  Because we will have to spend additional funds to determine if we have a reserve, if we can't raise the money we will have to cease operations and you could lose your investment.

  Even if we complete our current exploration program and it is successful in identifying a mineral deposit, we will have to spend substantial funds on further drilling and engineering studies before we will know if we have a commercially viable mineral deposit, a reserve.

  Because our management only has limited technical training or experience in exploring for, starting, and operating an exploration program, management's decisions and choices may not take into account standard engineering or managerial approaches, mineral exploration companies commonly use. As a result, we may have to suspend or cease activities which will result in the loss of your investment.

  Our management has limited experience with exploring for, starting, and operating an exploration program. Further, our management has no direct training or experience in these areas and as a result may not be fully aware of many of the specific requirements related to working within the industry. Management's decisions and choices may not take into account standard engineering or managerial approaches, mineral exploration companies commonly use. Consequently our activities, earnings and ultimate financial success could suffer irreparable harm due to management's lack of experience in this industry. As a result we may have to suspend or cease activities which will result in the loss of your investment.

  Weather interruptions in the province of British Columbia may affect and delay our proposed exploration activities.

  Our proposed exploration work can only be performed approximately five to six months out of the year. This is because rain and snow cause the roads leading to our claims to be impassible during six to seven months of the year. When roads are impassible, we are unable to conduct exploration activities on the property.

  Because we are small and do no have much capital, we may have to limit our exploration activity which may result in a lose of your investment.

  Because we are small and do not have much capital, we must limit our exploration activity. As such we may not be able to complete an exploration program that is as thorough as we would like. In that event, an existing reserve may go undiscovered. Without a reserve, we cannot generate revenues and you will lose your investment.

  We may not have access to all of the supplies and materials we need to begin exploration which could cause us to delay or suspend activities.

  Competition and unforeseen limited sources of supplies in the industry could result in occasional spot shortages of supplies, such as dynamite, and certain equipment such as bulldozers and excavators that we might need to conduct exploration. We have not attempted to locate or negotiate with any suppliers of products, equipment or materials. We will attempt to locates products, equipment and materials after this offering is complete. If we cannot find the products and equipment we need, we will have to suspend our exploration plans until we do find the products and equipment we need.

  Because Mr. Zhang and Mr. McLeod have other outside business activities and will each only be devoting 10% of their time or approximately four hours per week each to our activities, our activities may be sporadic which may result in periodic interruptions or suspensions of exploration.

  Because Messrs. Zhang and McLeod, our officers and directors, have other outside business activities and will each only be devoting 10% of their time or four hours each per week to our activities, our activities may be sporadic and occur at times which are convenient to Messrs. Zhang and McLeod. As a result, exploration of the property may be periodically interrupted or suspended.

  Because title to the property is held in the name of another person, if she transfers the property to someone other than us, we will cease activities.

  Title to the property upon which we intend to conduct exploration activities is not held in our name. Title to the property is recorded in the name of Jacqueline A. McLeod, the wife of our secretary/treasurer. If Mrs. McLeod transfers the property to a third person, the third person will obtain good title and we will have nothing. If that happens we will be harmed in that we will not own any property and we will have to cease activities. We believe if Mrs. McLeod transfers title to a third party, we will not have any claim against Mrs. McLeod. Under British Columbia law, title to British Columbia mineral claims can only be held by British Columbia residents. In the case of corporations, title must be held by a British Columbia corporation. In order to comply with the law, we would have to incorporate a British Columbia wholly owned subsidiary corporation and obtain audited financial statements. We believe those costs would be a waste of our money at this time since the legal costs of incorporating a subsidiary corporation, the accounting costs of audited financial statements for the subsidiary corporation, together with the legal and accounting costs of expanding this registration statement would cost several thousands of dollars. Accordingly, we have elected not to create the subsidiary at this time, but will do so if mineralized material is discovered on the property.

Risks associated with this offering:
  Because our officers and directors are risking a small amount of capital as a loan and property, while you on the other hand are risking up to $200,000, as an equity investment, if we fail, you will absorb most of the loss.

  Our officers and directors will receive a substantial benefit from your investment. They supplied the property, paid expenses, advanced cash and made a loan all of which totaled $52,711.00 to Mr. Jianping Zhang. You on the other hand, will be providing all of the cash, through your equity investment, for our activities. If we cease activities, Messrs. Zhang and McLeod, as debtors, will be entitled to recover the amount of their loan before you will be entitled to recover any of your equity investment. As a result, if we cease activities for any reason, you will lose your investment while Messrs. Zhang and McLeod, if funds are available, will be entitled to the return of the amount they loaned to us.

  Because we do not have an escrow or trust account for your subscription, if we file for bankruptcy protection or are forced into bankruptcy, you will lose your investment.

  Your funds will not be placed in an escrow or trust account. Accordingly, if we file for bankruptcy protection or a petition for involuntary bankruptcy is filed by creditors against us, your funds will become part of the bankruptcy estate and administered according to the bankruptcy laws. As such, you will lose your investment and your funds will be used to pay creditors and will not be used for exploration.

  Because there is no public trading market for our common stock, you may not be able to resell your stock.

  There is currently no public trading market for our common stock. Therefore there is no central place, such as stock exchange or electronic trading system, to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale.

USE OF PROCEEDS

Our offering is being made on a self-underwritten $100,000 minimum, $200,000 maximum basis. The table below sets forth the use of proceeds if $100,000, $150,000 or $200,000 of the offering is sold.

	$100,000	$150,000	$200,000

Gross proceeds	$100,000	$150,000	$200,000
Offering expenses	$30,000	$30,000	$30,000
Net proceeds	$70,000	$120,000	$170,000

The net proceeds will be used as follows:

Consulting Services	$5,000	$10,000	$15,000
Core Drilling	$47,000	$88,000	$126,000
Reclamation Costs	$3,000	$6,000	$9,000
Analyzing Samples	$10,000	$10,000	$10,000
Telephone	$200	$200	$200
Mail	$50	$50	$50
Stationary	$100	$100	$100
Future Accounting	$1,500	$1,500	$1,500
Office Equipment	$1,000	$1,000	$1,000
SEC filing	$2,150	$2,150	$2,150
Secretary	$0	$0	$5,000

Offering expenses consist of: (1) legal services, (2) accounting fees, (3) fees due the transfer agent, (4) printing expenses, and (5) filing fees.

Exploration expenditures consist of fees to be paid for consulting services connected with exploration, the cost of core drilling, and cost of analyzing core samples. We are not going to spend any sums of money or implement our exploration program until this offering is completed. We have not begun exploration. Consulting fees will not be more than $5,000 per month. Core drilling will cost $20.00 per foot. We drill as many holes as proceeds from the offering allow. We estimate it will cost up to $10,000 to analyze the core samples. Reclamation costs are the costs of restoring the property to its original condition should mineralized material not be found. We estimate that it will cost between $3,000 and $9,000 to restore the property to its original condition, should mineralized material not be found. The variance is based upon the number of holes that are drilled by us.

We cannot be more specific about the application of proceeds for exploration, because we do not know what we will find. If we attempted to be too specific, every time an event occurred that would change our allocation, we would have to amend this registration statement. We believe that the process of amending the registration statement would take an inordinate amount of time and not be in your best interest in that we would have to spend money for legal fees which could spent on exploration.

Working capital is the cost related to operating our office. It is comprised of expenses for telephone service, mail, stationary, accounting, acquisition of office equipment and supplies, legal and accounting fees related to filing reports with the SEC, and the salary of one secretary, assuming the maximum number of shares are sold, if needed.

We have allocated a wide range of money for exploration. That is because we do not know how much will ultimately be needed for exploration. If we discover significant quantities of mineral, we will begin technical and economic feasibility studies to determine if we have reserves. Only after we have reserves will we consider developing the property.

DETERMINATION OF OFFERING PRICE

The price of the shares we are offering was arbitrarily determined in order for us to raise up to a total of $200,000 in this offering. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. Among the factors considered were:

*	our lack of operating history
*	the proceeds to be raised by the offering
*	the amount of capital to be contributed by purchasers in this offering in proportion to the amount of stock to be retained by our existing Stockholders, and
*	our relative cash requirements.

DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholders.

As of June 30, 2005, the net tangible book value of our shares of common stock was a deficit of $19,205 or approximately $(0.019) per share based upon 1,000,000 shares outstanding.

If 100% of the Shares Are Sold:

Upon completion of this offering, in the event all of the shares are sold, the net tangible book value of the 3,000,000 shares to be outstanding will be $150,795 or approximately $0.050 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.069 per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $0.050 per share.

After completion of this offering, if 2,000,000 shares are sold, you will own approximately 67% of the total number of shares then outstanding for which you will have made a cash investment of $200,000, or $0.10 per share. Our existing stockholders will own approximately 33% of the total number of shares then outstanding, for which they have made contributions of cash totaling $1,000, or approximately $0.001 per share.

If 75% of the Shares Are Sold:

Upon completion of this offering, in the event 75% of the shares are sold, the net tangible book value of the 2,500,000 shares to be outstanding will be $102,054, or approximately $0.041 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.060 per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $0.041 per share.

After completion of this offering, if 1,500,000 shares are sold, you will own approximately 60% of the total number of shares then outstanding for which you will have made a cash investment of $150,000, or $0.10 per share. Our existing stockholders will own approximately 40% of the total number of shares then outstanding, for which they have made contributions of cash and/or services and/or other assets, totaling $1,0000, or approximately $0.001 per share.

If 50% of the Shares Are Sold:

Upon completion of this offering, in the event 50% of the shares are sold, the net tangible book value of the 2,000,000 shares to be outstanding will be $52,054, or approximately $0.026 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.045 per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $0.026 per share.

After completion of this offering, if 1,000,000 shares are sold, you will own approximately 50% of the total number of shares then outstanding for which you will have made a cash investment of $100,000, or $0.10 per share. Our existing stockholders will own approximately 50% of the total number of shares then outstanding, for which they have made contributions of cash and/or services and/or other assets, totaling $1,000, or approximately $0.001 per share.

The following table compares the differences of your investment in our shares with the investment of our existing stockholders.

Existing Stockholders if all Shares Sold

Price per share	$0.10
Net tangible book value per share before offering	$(0.019)
Potential gain to existing shareholders	$200,000
Net tangible book value per share after offering	$0.050
Increase to present stockholders in net tangible book value per share after offering	$0.069
Capital contributions	$1,000
Number of shares outstanding before the offering	1,000,000
Number of shares after offering held by existing stockholders	1,000,000
Percentage of ownership after offering	33%

Purchasers of Shares in this Offering if all Shares Sold

Price per share	$0.10
Dilution per share	$0.050
Capital contributions	$200,000
Number of shares after offering held by public investors	2,000,000
Percentage of ownership after offering	67%

Purchasers of Shares in this Offering if 75% of Shares Sold

Price per share	$0.10
Dilution per share	$0.041
Capital contributions	$150,000
Number of shares after offering held by public investors	1,500,000
Percentage of ownership after offering	60%

Purchasers of Shares in this Offering if 50% of Shares Sold

Price per share	$0.10
Dilution per share	$0.026
Capital contributions	$100,000
Number of shares after offering held by public investors	1,000,000
Percentage of ownership after offering	50%

PLAN OF DISTRIBUTION; TERMS OF THE OFFERING

We are offering 2,000,000 shares of common stock on a self-underwritten basis, 1,000,000 shares minimum, 2,000,000 shares maximum basis. The offering price is $0.10 per share. Funds from this offering will be placed in a separate bank account at Bank of Montreal, BMO, Main Office, 595 Burrard Street, Vancouver, British Columbia, Canada, V7X 1L7. Its telephone number is (604) 665-2656. Messrs. Zhang and McLeod, our officers and directors will jointly control this account. Funds will not be placed in an escrow account, trust or similar account. We will hold the funds in the account until we receives a minimum of $100,000 at which time we will withdraw and use those funds. Any funds received by us thereafter will immediately be withdrawn by us. If we do not receive the minimum amount of $100,000 within 180 days of the effective date of our registration statement, 90 additional days if we so choose, all funds will be promptly returned to you without a deduction of any kind. We assure you that you will get your money back if we don't raise the $100,000 in the foregoing time period. During the 180 day period and possible additional 90 day period, no funds will be returned to you. You will only receive a refund of your subscription if we do not raise a minimum of $100,000 within the 180 day period referred to above which could be expanded by an additional 90 days at our discretion for a total of 270 days. The account is non-interest bearing. There are no finders involved in our distribution. Our officers and directors will not be able to purchase securities in this offering.

We will sell the shares in this offering through our officers and directors. These persons may be deemed to be underwriters within the meaning of section 2(11) of the Securities Act of 1933. They will receive no commission from the sale of any shares. They will not register as broker/dealers under Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker/dealer. The conditions are that:

1.   The person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and

2.   The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

3.   The person is not at the time of their participation, an associated person of a broker/dealer; and

4.   The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the Issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) do not participate in selling and offering of securities for any Issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Our officers and directors are not statutorily disqualified, are not being compensated, and are not associated with broker/dealers. They are and will continue to be our officers and directors at the end of the offering and has not been during the last twelve months and are currently not broker/dealers or associated with a broker/dealers. They have not during the last twelve months and will not in the next twelve months offer or sell securities for another corporation.

Only after our registration statement is declared effective by the SEC, do we intend to advertise, only through tombstones if we decide to use one, and meet personally with investors. All activities will be conducted only by our officers and directors. They will call investors or possibly respond to telephone inquiries from investors, one on one. There is no plan to hold investment meetings. No third parties will be involved in any manner with the offer or sale of our securities. We will not utilize the Internet to advertise our offering. Our officers and directors will distribute the prospectus to potential investors, to business associates and to their friends and relatives who are interested in us and a possible investment in the offering. No shares purchased in this offering will be subject to any kind of lock-up agreement.

We intend to sell our shares in the states of New York, Illinois, Georgia, Wyoming, Colorado, New York, New Jersey, Washington D.C. and outside the United States. We believe that we do not have to register as broker-dealers in any of the foregoing jurisdictions in order to sell our securities through our officers and directors. However, should we be required to register as a broker-dealer in any of the foregoing jurisdictions, we will probably not offer or sell securities in the jurisdictions requiring such registration.

Section 15(g) of the Exchange Act

Our shares are "penny stocks" covered by section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). While section 15(g) and Rules 15g-1 through 15g-6 apply to broker/dealers, they do not apply to us.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons' compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Again, the foregoing rules apply to broker/dealers. They do not apply to us in any manner whatsoever. Since our shares are covered by section 15(g) of the Securities Exchange Act of 1934 which imposes additional sales practice requirements on broker-dealers, many broker-dealers may not want to make a market in our shares or conduct any transactions in our shares. As such your ability to dispose of your shares may be adversely affected.

Offering Period and Expiration Date

This offering will start on the date of this prospectus and continue for a period of 180 days. We may extend the offering period for an additional 90 days, or unless the offering is completed or otherwise terminated by us.

Procedures for Subscribing

We will not accept any money until this registration statement is declared effective by the SEC. Once the registration statement is declared effective by the SEC, if you decide to subscribe for any shares in this offering, you must

1.	execute and deliver a subscription agreement
2.	deliver a check or certified funds to us for acceptance or rejection.

All checks for subscriptions must be made payable to "AGA RESOURCES, INC."

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

Separate Account for Subscriptions

Subscriptions will be placed in a separate bank account at Bank of Montreal, until we have received $100,000. Upon receipt of $100,000, we will withdraw and use the funds. If we do not receive the $100,000 within 180 days of the effective date of this offering, 90 additional days if extended, or a total of 270 days, all subscriptions received by us will be promptly returned to each investor without interest or deduction there from.

BUSINESS

General

We were incorporated in the State of Nevada on December 15, 2004. We will be engaged in the exploration of one mineral property. We maintain our statutory registered agent's office at 6100 Neil Road, Suite 500, Reno, Nevada 89544 and our business office is located at Suite #658, 141-757 W. Hastings Street, Vancouver, British Columbia, Canada V6C 1A1 . Our telephone number is (778) 863-0186.

We do not own any interest in any property, but merely have the right to conduct exploration activities on one property.

We have no plans to change our business activities or to combine with another business, and are not aware of any events or circumstances that might cause us to change our plans. Currently, the Company does not intend to acquire other interests in any other mineral properties. Our business plan is solely to explore one mineral property. If the Company is successful in its initial endeavors, it may look at other exploration situations.

Background

In December 2004, Jacqueline A. McLeod, the wife of our Secretary/Treasurer, James W. McLeod acquired title to one mineral property containing one mineral claim in British Columbia, Canada by staking the same for $1,000.00. We have not paid and do not intend to reimburse Mrs. McLeod for the cost of staking the claim.

Canadian jurisdictions allow a mineral explorer to claim a portion of available Crown lands as its exclusive area for exploration by depositing posts or other visible markers to indicate a claimed area. The process of posting the area is known as staking. The claim is recorded in the name of Jacqueline A. McLeod, the wife of James McLeod our secretary, treasurer, principal financial officer and a director of our company, to avoid paying additional fees. James McLeod suggested that the property be held in his wife's name and we concurred therein. The property was selected by Mr. McLeod. $250.00 was paid to Mr. McLeod to stake the claim. No money was paid to Ms. McLeod to hold the claim. No money will be paid to Ms. McLeod to transfer the property to us. Mrs. McLeod has not provided us with a signed or executed bill of sale in our favor. Mrs. McLeod will issue a bill of sale to a subsidiary corporation to be formed by us should mineralized material be discovered on the property.

Under British Columbia law, title to British Columbia mineral claims can only be held by British Columbia residents. In the case of corporations, title must be held by a British Columbia corporation. Since we are an American corporation, we can never possess legal mineral claim to the land. In order to comply with the law we would have to incorporate a British Columbia wholly owned subsidiary corporation and obtain audited financial statements. We believe those costs would be a waste of our money at this time since the legal costs of incorporating a subsidiary corporation, the accounting costs of audited financial statements for the subsidiary corporation, together with the legal and accounting costs of expanding this registration statement would cost several thousands of dollars. Accordingly, we have elected not to create the subsidiary at this time, but will do so if mineralized material is discovered on the property.

In the event that we find mineralized material and the mineralized material can be economically extracted, we will form a wholly owned British Columbia subsidiary corporation and Mrs. McLeod will convey title to the property to the wholly owned subsidiary corporation. Should Mrs. McLeod transfer title to another person and that deed is recorded before we record our documents, that other person will have superior title and we will have none. If that event occurs, we will have to cease or suspend activities and we will have no cause of action against Mrs. McLeod. Mrs. McLeod has agreed verbally with us not to cause the title to pass to another entity.

To date we have not performed any work on the property. All Canadian lands and minerals which have not been granted to private persons are owned by either the federal or provincial governments in the name of Her Majesty. Ungranted minerals are commonly known as Crown minerals. Ownership rights to Crown minerals are vested by the Canadian Constitution in the province where the minerals are located. In the case of the Company's property, that is the province of British Columbia.

In the nineteenth century, the practice of reserving the minerals from fee simple Crown grants was established. Legislation now ensures that minerals are reserved from Crown land dispositions. The result is that the Crown is the largest mineral owner in Canada, both as the fee simple owner of Crown lands and through mineral reservations in Crown grants. Most privately held mineral titles are acquired directly from the Crown. Our property is one such acquisition. Accordingly, fee simple title to our property resides with the Crown. That means that the Crown owns the surface and minerals.

Our claims are mineral leases issued pursuant to the British Columbia Mineral Act. The lessee has exclusive rights to mine and recover all of the minerals contained within the surface boundaries of the lease continued vertically downward.

The property is unencumbered, that is there are no claims, liens, charges or liabilities against the property, and there are no competitive conditions, that is the action of some unaffiliated third party, that could affect the property. Further, there is no insurance covering the property and we believe that no insurance is necessary since the property is unimproved and contains no buildings or improvements.

To date we have not performed any work on the property. Accordingly, there is no assurance that a commercially viable mineral deposit, a reserve, exists in the property, in fact the likelihood that a commercially viable mineral deposit exists is remote.

There are no native land claims that affect title to the property. We have no plans to try interest other companies in the property if mineralization is found. If mineralization is found, we will try to develop the property ourselves.

Mr. McLeod suggested purchasing the claim to Mr. Zhang. Mr. Zhang, after reviewing the matter with Mr. McLeod agreed and accordingly it was decided to proceed with the project as discussed herein.

Claims

The following is a list of tenure numbers, claim, date of recording and expiration date of our claims:

		Date of	Date of
Claim No.	Document Description	Recording	Expiration
503912	AGA Mineral Claim	January 15, 2005	January 16, 2006

Our claims consists of 20 contiguous units comprising of a total of 1,235 acres.

In order to maintain this claim, Mrs. McLeod must pay a fee of CDN$100 per year per claim or we must perform work on the claim. As long as the fee is paid, no work has to be performed to maintain the claim. Mrs. McLeod can renew the claim indefinitely by paying the fee; the amount of the renewal will not increase for the year ending 2006. We have no idea if the fee to renew the claim will increase after 2006. There is no grace period if there is a default on the work or if Mr. McLeod misses renewing the claim. Mrs. McLeod will not cause the claim to expire as a result of not renewing the same or failing to perform work on the claim, provided mineralized material is found. In the event that our exploration program does not find mineralized material, Mrs. McLeod will allow the claim expire and we will cease activities. Our officers and directors will personally reimburse Mrs. McLeod for payments made by her to maintain the claim.

The property was selected because gold and platinum has been discovered in the area.

Location and Access

The property is located within the Burrell Creek and St. Annes Creek valleys on the southern end of the Franklin Gold Camp in the Greenwood Mining Division, British Columbia, Canada. The Greenwood Mining Division is accessible by traveling north of Grand Forks, British Columbia, along the Granby River valley for 28 miles on a good all weather, paved road to near the confluence of the Granby River and Burrell Creek. A good all weather, gravel road, used actively by large logging trucks, is then taken for 9 miles to the north along Burrell Creek to our claim.

MAP 1

MAP 2

Physiography

Our property lies within the Interior Wet Belt biotic zone and experiences between 25" and 35" of precipitation annually of which about 30% may occur as a snow equivalent. The summers can experience hot squally weather while the winters may be cold and last from November through March. The property is snow-free from March to November. Providing a six to seven month exploration season. As such, no exploration will take place from approximately November to March. The valley bottoms are thick conifer forest covered which accounts for the very active logging industry in the area.

The property is located in the south-central part of the Interior Plateau at the southern end of the Monashee Mountains. The physiographic setting of the property can be described as rounded, mountainous terrain that has been surficially altered both by the erosional and depositional (drift cover) effects of glaciation. The broad north-south trending valleys, i.e. the Granby, Burrell and Bluejoint exhibit the U-shaped, glacial eroded cross section. Drift cover in the valleys may vary considerably.

Property Geology

The property is underlain by sediments, volcanic and intrusive rocks.

We selected the property because platinum and gold have been found on other properties nearby. Other than the foregoing, we did not rely on technical information for the selection of the property. Messrs. Zhang and McLeod, our officers and directors, were responsible for the selection of the property.

Mineralization

In on-site prospecting, Mr. McLeod has observed in place pyrite mineralization in several places outside our claim, but in the general vicinity. These occurrences are in medium grain-sized intrusive rock units within steeply dipping to vertical fissure/fault zones with some dissemination in the adjacent wallrock. Alteration accompanying the pyritization was observed as epidote-chlorite-calcite or a propylitic assemblage. The fault/fracture zones are 10's of feet wide and 100's of feet in length and generally trend northerly.

History of Previous Work

To our knowledge, there has never been exploration activity on the property.

Our Proposed Exploration Program

We are prospecting for gold. Our target is mineralized material. Our success depends upon finding mineralized material. Mineralized material is a mineralized body which has been delineated by appropriate spaced drilling or underground sampling to support sufficient tonnage and average grade of metals to justify removal. If we do not find mineralized material or we cannot remove mineralized material, either because we do not have the money to do it or because it is not economically feasible to do it, we will cease activities and you will lose your investment. We anticipate being able to delineate a mineralized body, if one exists, within nine months of beginning exploration.

We do not own any interest in any property, but merely have the right to conduct exploration activities on one property.

In addition, we may not have enough money to complete our exploration of the property. If it turns out that we have not raised enough money to complete our exploration program, we will try to raise additional funds from a second public offering, a private placement or loans. At the present time, we have not made any plans to raise additional money and there is no assurance that we would be able to raise additional money in the future. If we need additional money and cannot raise it, we will have to suspend or cease activities.

We must conduct exploration to determine what amount of minerals, if any, exist on the property and if any minerals which are found can be economically extracted and profitably processed.

The property is undeveloped raw land. Detailed exploration and surveying has not been initiated and will not be initiated until we raise money in this offering. That is because we do not have money to start exploration. Once the offering is concluded, we intend to start exploration activities. To our knowledge, no previous exploration activities have taken place on the property. The only event that has occurred is the staking of the property by Mr. McLeod, a physical examination of the property and five days of staking and prospecting. Mr. McLeod examined the surface and took samples. The samples did not reveal anything. Mr. McLeod used a hammer, pick and sack to take samples. While Mr. McLeod is a geologist, he is not an engineer, and accordingly his area of expertise is limited to geological matters. Mr. McLeod did not use any previous filed reports on the property. The cost of staking the claims was included in the $1,000. Before gold retrieval can begin, we must explore for and find mineralized material. After that has occurred we have to determine if it is economically feasible to remove the mineralized material. Economically feasible means that the costs associated with the removal of the mineralized material will not exceed the price at which we can sell the mineralized material. We cannot predict what that will be until we find mineralized material.

We do not know if we will find mineralized material.

Our exploration program is designed to economically explore and evaluate the property.

We do not claim to have any minerals or reserves whatsoever at this time on any of the property.

We intend to implement an exploration program which consists of core sampling. Core sampling is the process of drilling holes to a depth of up to1,400 feet in order to extract a samples of earth. Mr. McLeod and the consultant we hire will determine where drilling will occur on the property. The samples will be tested to determine if mineralized material is located on the property. Based upon the tests of the core samples, we will determine if we will terminate activities; proceed with additional exploration of the property; or develop the property. The proceeds from this offering are designed to only fund the costs of core sampling and testing. We intend to take our core samples to Geoterrex Limited, analytical chemists, geochemists and registered assayers located in Toronto, Ontario. Neither we nor our officers or directors have any affiliation with Geoterrex. Geoterrex is a registered assayer.

We estimate the cost of core sampling will be $20.00 per foot drilled. A drilling rig is required to take the core samples. The cost of the drilling rig is included in the drilling cost per foot. The amount of drilling will be predicated upon the amount of money raised in this offering. If we raise the minimum amount of money, we will drill approximately 2,250 linear feet or eight holes. Assuming that we raise the maximum amount of money, we will drill approximately 7,000 linear feet, or up to 23 holes to a depth of 300 feet. We estimate that it will take up to three months to drill 20 holes to a depth of 300 feet. We will pay an exploration consultant up to a maximum of $5,000 per month for his services during the three month period or a total of $15,000. The consultant will be responsible for managing the project, supervising the core sampling, and hiring subcontractors to perform work on the property. Our employees will not have involvement in the work performed, but will be overseeing everything. We have not selected a consultant and will not do so until we complete this offering. The total cost for analyzing the core samples will be $3,000. We will begin drilling ninety days after this offering is closed, weather permitting. To date, we have not paid any fees for an exploration consultant.

The breakdown of estimated times and dollars was made by Mr. McLeod in consultation with Mr. Zhang.

We do not intend to interest other companies in the property if we find mineralized materials. We intend to try to develop the reserves ourselves.

If we are unable to complete exploration because we do not have enough money, we will cease activities until we raise more money. If we cannot or do not raise more money, we will cease activities. If we cease activities, we don't know what we will do and we don't have any plans to do anything else.

We cannot provide you with a more detailed discussion of how our exploration program will work and what we expect will be our likelihood of success. That is because we have a piece of raw land and we intend to look for mineralized material. We may or may not find any mineralized material. We hope we do, but it is impossible to predict the likelihood of such an event.

We do not have any plan to make our company to revenue generation. That is because we have not found economic mineralization yet and it is impossible to project revenue generation from nothing.

We anticipate starting exploration operation within 90 days of the completion of this offering, weather permitting.

If we do not find mineralized material on the property, Mrs. McLeod will allow the claim to expire and we will cease activities.

Competitive Factors

The gold mining industry is fragmented. We compete with other exploration companies looking for gold. We are one of the smallest exploration companies in existence. We are an infinitely small participant in the gold mining market. While we compete with other exploration companies, there is no competition for the exploration or removal or mineral from out property. Readily available gold markets exist in Canada and around the world for the sale of gold. Therefore, we will be able to sell any gold that we are able to recover.

Regulations

Our mineral exploration program is subject to the British Columbia Mineral Tenure Act Regulation. This act sets forth rules for

*	locating claims
*	working claims
*	reporting work performed

We are also subject to the British Columbia Mineral Exploration Code which tells us how and where we can explore for minerals. We must comply with these laws to operate our business. Compliance with these rules and regulations will not adversely affect our activities. These regulations will not impact our exploration activities. The only current costs we anticipate at this time are reclamation costs. Reclamation costs are the costs of restoring the property to its original condition should mineralized material not be found. We estimate that it will cost between $3,000 and $9,000 to restore the property to its original condition, should mineralized material not be found. The varience is based upon the number of holes that are drilled by us. The reclamation costs are included in the Use of Proceeds section of this prospectus.

Environmental Law

We are also subject to the Health, Safety and Reclamation Code for Mines in British Columbia. This code deals with environmental matters relating to the exploration and development of mineral properties. Its goals are to protect the environment through a series of regulations affecting:

1.	Health and Safety
2.	Archaeological Sites
3.	Exploration Access

We are responsible to provide a safe working environment, not disrupt archaeological sites, and conduct our activities to prevent unnecessary damage to the property.

We will secure all necessary permits for exploration and, if development is warranted on the property, will file final plans of operation before we start any mineral activities. We anticipate no discharge of water into active stream, creek, river, lake or any other body of water regulated by environmental law or regulation. No endangered species will be disturbed. Restoration of the disturbed land will be completed according to law. All holes, pits and shafts will be sealed upon abandonment of the property. It is difficult to estimate the cost of compliance with the environmental law since the full nature and extent of our proposed activities cannot be determined until we start our activities and know what that will involve from an environmental standpoint.

We are in compliance with the act and will continue to comply with the act in the future. We believe that compliance with the act will not adversely affect our business activities in the future.

Exploration stage companies have no need to discuss environmental matters, except as they relate to exploration activities. The only "cost and effect" of compliance with environmental regulations in British Columbia is returning the surface to its previous condition upon abandonment of the property. We cannot speculate on those costs in light of our ongoing plans for exploration. When we are ready to drill, we will notify the B.C. Inspector of Mines. He will require a bond to be put in place to assure that the property will be restored to its original condition. We have estimated the cost of restoring the property to be between $3,000 to $9,000, depending upon the number of holes drilled. We have allocated this amount in the Use of Proceeds section of this registration statement.

Subcontractors

We intend to use the services of subcontractors for manual labor exploration work on our properties.

Employees and Employment Agreements

At present, we have no employees, other than our two officers and directors. Our officers and directors are part-time employees and will devote about 10% of his time to our operation. Accordingly we have two total employees, no full-time employees and two part-time employees. Our officers and directors do not have employment agreements with us. We presently do not have pension, health, annuity, insurance, stock options, profit sharing or similar benefit plans; however, we may adopt plans in the future. There are presently no personal benefits available to our officers and directors. Mr. Zhang will handle our administrative duties. Because our officers and directors are inexperienced with exploration, they will hire qualified persons to perform the surveying, exploration, and excavating of our property. As of today, we have not looked for or talked to any geologists or engineers who will perform work for us in the future. We do not intend to do so until we complete this offering.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

This section of the prospectus includes a number of forward- looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking states are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or out predictions.

We are a start-up, exploration stage corporation and have not yet generated or realized any revenues from our business activities.

Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have not generated any revenues and no revenues are anticipated until we begin removing and selling minerals. Accordingly, we must raise cash from sources other than the sale of minerals found on the property. Our only other source for cash at this time is investments by others in this offering. We must raise cash to implement our project and stay in business. The minimum amount of the offering will allow us to operate for at least one year. Our success or failure will be determined by what we find under the ground. The more money we raise, the more core samples we can take. The more core samples we take, the more thorough our exploration will be conducted. Since we do not know what we will find under the ground, we cannot tell you if we will be successful even if we raise the maximum amount of this offering. We will not begin exploration of the property until we raise money from this offering. We believe we will need to raise the minimum amount in this offering of $100,000 in order to remove uncertainties surrounding our ability to continue as a going concern.

To meet our need for cash we are attempting to raise money from this offering. We will be able to stay in business for one year if we raise at least $100,000. Whatever money we do raise, will be applied to the items set forth in the Use of Proceeds section of this prospectus. If we find mineralized material and it is economically feasible to remove the mineralized material, we will attempt to raise additional money through a subsequent private placement, public offering or through loans. If we do not raise all of the money we need from this offering to complete our exploration of the property, we will have to find alternative sources, like a second public offering, a private placement of securities, or loans from our officers or others.

Our officers and directors are unwilling to make any commitment to loan us any money at this time. At the present time, we have not made any arrangements to raise additional cash, other than through this offering. If we need additional cash and can't raise it, we will either have to suspend activities until we do raise the cash, or cease activities entirely. If we raise the maximum amount of money from this offering, it will last a year. Other than as described in this paragraph, we have no other financing plans.

We do not own any interest in any property, but merely have the right to conduct exploration activities on one property. Even if we complete our current exploration program and it is successful in identifying a mineral deposit, we will have to spend substantial funds on further drilling and engineering studies before we will know if we have a commercially viable mineral deposit, a reserve.

We will be conducting research in the form of exploration of the property. Our exploration program is explained in as much detail as possible in the business section of this prospectus. We are not going to buy or sell any plant or significant equipment during the next twelve months. We will not buy any equipment until have located a reserve and we have determined it is economical to extract the minerals from the land.

We do not intend to interest other companies in the property if we find mineralized materials. We intend to try to develop the reserves ourselves.

If we are unable to complete any phase of exploration because we don't have enough money, we will cease activities until we raise more money. If we can't or don't raise more money, we will cease activities. If we cease activities, we don't know what we will do and we don't have any plans to do anything.

We do not intend to hire additional employees at this time. All of the work on the property will be conduct by unaffiliated independent contractors that we will hire. The independent contractors will be responsible for surveying, geology, engineering, exploration, and excavation. The geologists will evaluate the information derived from the exploration and excavation and the engineers will advise us on the economic feasibility of removing the mineralized material.

Milestones

The following are our milestones:

1.   0-30 days after completion of the offering, retain our consultant to manage the exploration of the property. - Cost $15,000. Time of retention 0-90 days.

2.   30-120 after completion of the offering. - Core drilling. Core drilling will cost $20.00 per foot. The number of holes to be drilled will be dependent upon the amount raised from the offering. Core drilling we be subcontracted to non-affiliated third parties. No power source is need for core drilling. The drilling rig operates on diesel fuel. All electric power need, for light and heating while on the property will be generated from gasoline powered generators. Time to conduct the core drilling - 90 days.

3.   120-150 days after completion of the offering. Have independent an third party analyze the samples from the core drilling. Determine if mineralized material is below the ground. If mineralized material is found, define the body. We estimate that it will cost $10,000 to analyze the core samples and will take 30 days.

All funds for the foregoing activities will be obtained from this public offering.

Limited Operating History; Need for Additional Capital

There is no historical financial information about us upon which to base an evaluation of our performance. We are an exploration stage corporation and have not generated any revenues from activities. We cannot guarantee we will be successful in our business activities. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in the exploration of our properties, and possible cost overruns due to price and cost increases in services.

To become profitable and competitive, we conduct into the research and exploration of our properties before we start production of any minerals we may find. We are seeking equity financing to provide for the capital required to implement our research and exploration phases.

We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our activities. Equity financing could result in additional dilution to existing shareholders.

Results of Activities

From Inception on December 15, 2004

We acquired one property containing one claim. We do not own any interest in any property, but merely have the right to conduct exploration activities on one property. We have staked the property and will begin our exploration plan upon completion of this offering.

Since inception, we have used loans from Jianping Zhang, our president, to stake the property, to incorporate us, and for legal and accounting expenses. Net cash provided by then inception on December 15, 2004 to June 30, 2005 was $52,711. The loans are not evidenced by any written instrument and are to be repaid only in the event that mineralized material is found on the property. The loans will not be repaid from the proceeds from this offering. The loans are without interest and will only be repaid from subsequent funds received from activities.

Liquidity and Capital Resources

As of the date of this prospectus, we have yet to generate any revenues from our business activities.

We issued 1,000,000 shares of common stock through a Section 4(2) offering in December 2004. This was accounted for as a purchase of shares of common stock.

As of June 30, 2005, our total assets were $34,294 and our total liabilities were $53,499.

MANAGEMENT

Officers and Directors

Our directors serve until their successor is elected and qualified. Our officers are elected by the board of directors to a term of one (1) year and serves until their successor is duly elected and qualified, or until he is removed from office. The board of directors has no nominating, auditing or compensation committees.

The name, address, age and position of our present officers and directors are set forth below:

Name and Address	Age	Position(s)

Jianping Zhang	47	president, principal executive officer and a
1026 Tuxedo Drive		member of the board of directors
Port Moody, British Columbia
Canada

James W. McLeod	63	secretary, treasurer, principal accounting officer,
#202 - 1318 - 56th Street		principal financial officer and member of the
Delta, British Columbia		board of directors
Canada

The persons named above have held their offices/positions since inception of our company and are expected to hold their offices/positions until the next annual meeting of our stockholders.

Background of Officers and Directors

Since December 28, 2004, Jianping Zhang has been our president, principal executive officer, and a member of the board of directors. From April 1997 to the present, Mr. Zhang has been the vice president of engineering and a research scientist for Moupic Electronics Ltd., a British Colombia corporation. Moupic is engaged in the business of developing telecommunications products that are mobile, universal, personal and integrated. Moupic's product line includes numeric and voice pages, advance cordless and cellular phones, global positioning system, miniature satellite terminal, advance HF SSB communication network. In April 1995, Mr. Zhang received a Ph.D. in Applied Physics from Simon Fraser University in British Columbia, Canada. Mr. Zhang will devote 10% of his time or four hours per week to our operation. Mr. Zhang will jointly manage our operations with Mr. McLeod and a consultant to be hired by us. Mr. Zhang has no involvement with any other mineral exploration companies. Mr. Zhang intends to continue his association with us after this offering is completed.

Since December 28, 2004, James W. McLeod has been our secretary, treasurer, principal accounting officer, principal financial officer and member of the board of directors. Mr. McLeod graduated from the University of British Columbia in 1969. He got a Bachelor's degree in Science major in Geology. He is a member in good standing of the Association of Professional Engineers and Geoscientists of British Columbia, with membership number 18712 and a Fellow of the Geological Association of Canada. Since May 18, 1971, Mr. McLeod has been engaged as an independent geological consulting in the examination. From June 30, 1986 to March 24, 2005, Mr. McLeod was an officer and director of Canstar Resources, Inc., formerly, Nustar Resources Inc., formerly Big I Developments Ltd., currently Canstar Resources Inc. Canstar resources is engage in the business of mineral exploration. Canstar's common stock trades on the TSX Venture Exchange under the symbol "ROX." From March 12, 2002 until October 4, 2004, Mr. McLeod was a director and officer of ECP Ventures Inc. ECP Ventures changed its name to 2-Track Global, Inc. on December 1, 2004. 2-Track Global's common stock trades on the Bulletin Board operated by the National Association of Securities Dealers, Inc. under the symbol "TOTO." 2-Track Ventures Inc. is engaged in the business of vessel and vehicle fleet management solutions. These companies asked Mr. McLeod to provide consulting services related to their operation. Mr. McLeod will devote 10% of his time or four hours per week to our operation. Mr. McLeod will jointly manage our operations with Mr. Zhang and a consultant to be hired by us. Mr. McLeod intends to continue his association with us after this offering is completed.

Conflicts of Interest

At the present time, we do not foresee a direct conflict of interest because we do not intend to acquire any additional properties. The only conflict that we foresee is Messrs. Zhang's and McLeod's devotion of time to projects that do not involve us. In the event that Messrs. Zhang and McLeod cease devoting time to our activities, they have agreed to resign as officers and directors.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid by us from inception on December 15, 2004 through June 30, 2005, for our officers and directors. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any.

Summary Compensation Table

						Long-Term Compensation
			Annual Compensation			Awards	Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
						Securities
						Restricted
				Other	Under	Shares or		Other
				Annual	Options/	Restricted		Annual
Names Executive				Compen-	SARs	Share	LTIP	Compen-
Officer and	Year	Salary	Bonus	sation	Granted	Units	Payouts	sation
Principal Position	Ended	(US$)	(US$)	(US$)	(#)	(US$)	(US$)	(US$)

Jianping Zhang	2004	0	0	0	0	0	0	0
President	2003	0	0	0	0	0	0	0
	2002	0	0	0	0	0	0	0

James W. McLeod	2004	0	0	0	0	0	0	0
Secretary/Treasurer	2003	0	0	0	0	0	0	0
	2002	0	0	0	0	0	0	0

We have not paid any salaries in 2004.  We do not anticipate paying any salaries at any time in 2005. We will not begin paying salaries until we have adequate funds to do so. We will not pay any funds to our officers and directors from the proceeds of this offering.

There are no other stock option plans, retirement, pension, or profit sharing plans for the benefit of our officers and directors other than as described herein.

Long-Term Incentive Plan Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance.

Compensation of Directors

Our directors do not receive any compensation for serving as members of the board of directors.

As of the date hereof, we have not entered into employment contracts with any of our officers and do not intend to enter into any employment contracts until such time as it profitable to do so.

Indemnification

Under our Articles of Incorporation and Bylaws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what their ownership will be assuming completion of the sale of all shares in this offering. The stockholder listed below has direct ownership of his shares and possesses sole voting and dispositive power with respect to the shares.

The stockholder listed below has direct ownership of his shares and possesses sole voting and dispositive power with respect to the shares.

		Number of	Percentage of
		Shares After	Ownership After
	Number of	Offering	the Offering
	Shares	Assuming all	Assuming all of
Name and Address	Before the	of the Shares	the Shares are
Beneficial Ownership [1]	Offering	are Sold	Sold

Jianping Zhang	900,000	900,000	30.00%
1026 Tuxedo Drive
Port Moody, British Columbia
Canada

James W. McLeod	100,000	100,000	3.33%
#202 - 1318 - 56th Street
Delta, British Columbia
Canada V4L 2A4

All Officers and Directors	1,000,000	1,000,000	33.33%
as a Group (2 persons)

[1]   The persons named above may be deemed to be a "parent" and "promoter" of our company, within the meaning of such terms under the Securities Act of 1933, as amended, by virtue of his/its direct and indirect stock holdings. Messrs. Zhang and McLeod are the only "promoter" of our company.

Future Sales by Existing Stockholders

A total of 1,000,000 shares of common stock were issued to our officers and directors, all of which are restricted securities, as defined in Rule 144 of the rules and regulations of the SEC promulgated under the Securities Act. Under Rule 144, the shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing one year after their acquisition commencing on December 15, 2005. If the minimum number of shares are sold, each officer and director could sell up to 20,000 shares of common stock quarterly and if the maximum number of shares are sold, each officer and director could sell up to 30,000 shares quarterly.

Shares purchased in this offering will be immediately resalable, and sales of all of our other shares after applicable restrictions expire, could have a depressive effect on the market price, if any, of our common stock and the shares we are offering.

Our current shareholders will likely sell a portion of their stock if the market price goes above $0.10. If they do sell their stock into the market, the sales may cause the market price of the stock to drop.

Because our officers and directors will control us after the offering, regardless of the number of shares sold, your ability to cause a change in the course of our activities is eliminated. As such, the value attributable to the right to vote is gone. This could result in a reduction in value to the shares you own because of the ineffective voting power.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.00001 per share. The holders of our common stock:

*	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;
*	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
*	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
*	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of our securities.

Non-cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and in that event, the holders of the remaining shares will not be able to elect any of our directors. After this offering is completed, present stockholders will own between 33 1/3% and 50% of our outstanding shares.

Cash Dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business activities.

Preferred stock

We are authorized to issue 100,000,000 shares of preferred stock with a par value of $0.00001 per share. The terms of the preferred shares are at the discretion of the board of directors. Currently no preferred shares are issued and outstanding.

Anti-Takeover Provisions

There are no Nevada anti-takeover provisions that may have the affect of delaying or preventing a change in control. 78.378 through 78.3793 of the Nevada Revised Statutes relates to control share acquisitions that may delay to make more difficult acquisitions or changes in our control, however, they only apply when we have 200 or more stockholders of record, at least 100 of whom have addresses in the state of Nevada appearing on our stock ledger and we do business in this state directly or through an affiliated corporation. Neither of the foregoing events seems likely will occur. Currently, we have no Nevada shareholders and since this offering will not be made in the state of Nevada, no shares will be sold to Nevada residents. Further, we do not do business in Nevada directly or through an affiliate corporation and we do not intend to do business in the state of Nevada in the future. Accordingly, there are no anti-takeover provisions that have the affect of delaying or preventing a change in our control.

Reports

After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-KSB, 10-QSB, and 8-K. You may read copies of any materials we file with the SEC at the SECs Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

Stock Transfer Agent

Our stock transfer agent for our securities is Signature Stock Transfer, Inc., 14675 Midway Road, Suite 221 Addison, TX 75501 and its telephone number is (972) 788 4193.

CERTAIN TRANSACTIONS

In December 2004, we issued a total of 900,000 shares of restricted common stock to Jianping Zhang, our president, in consideration of $900 and 100,000 shares of restricted common stock to James W. McLeod, our secretary/treasurer, in consideration of $100. This was accounted for as a purchase of common stock.

As of June 30, 2005, $52,711 is due to Mr. Jianping Zhang for advances made on our behalf. There is no written document to reflect the advances or repayment thereof. The advances do not accrue interest. We have verbally agreed to repay Mr. Jianping Zhang when funds become available. The proceeds of this offering will not be used to repay Mr. Jianping Zhang.

LITIGATION

We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

Our financial statements for the period from inception to June 30, 2005 included in this prospectus have been audited by Moen & Company, Chartered Accountants, 701 West Georgia Street, Suite 1400, Vancouver, British Columbia, Canada V7Y 1K8, as set forth in their report included in this prospectus. Their report is given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

Conrad C. Lysiak, Attorney at Law, 601 West First Avenue, Suite 503, Spokane, Washington 99201, telephone (509) 624-1475 has acted as our legal counsel.

FINANCIAL STATEMENTS

Our fiscal year end is September 30. We will provide audited financial statements to our stockholders on an annual basis; the statements will be prepared by an Independent Certified Public Accountant.

Audited financial statements for the period ended June 30, 2005 follow:

MOEN AND COMPANY
CHARTERED ACCOUNTANTS
Member:
Canadian Institute of Chartered Accountants	Securities Commission Building
Institute of Chartered Accountants of British Columbia	PO Box 10129, Pacific Centre
Institute of Management Accountants (USA) (From 1965)	Suite 1400 B 701 West Georgia Street
Vancouver, British Columbia
Registered with:	Canada V7Y 1C6
Public Company Accounting Oversight Board (USA) (PCAOB)	Telephone: (604) 662-8899
Canadian Public Accountability Board (CPAB)	Fax: (604) 662-8809
Canada - British Columbia Public Practice Licence	Email: moenca@telus.net

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Directors of
AGA Resources, Inc. (A Nevada Corporation)
(An Exploration Stage Company)

We have audited the accompanying balance sheet of AGA Resources, Inc. (A Nevada Corporation) (An Exploration Stage Company) as of June 30, 2005, and the related statements of operations, retained earnings (deficit), cash flows and changes in stockholders' equity for the period from incorporation date, and inception date, of December 15, 2004 to June 30, 2005. These financial statements are the responsibility of the Company' s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AGA Resources, Inc. (A Nevada Corporation) (An Exploration Stage Company) as of June 30, 20005, and the results of its operations and its cash flows for the period from incorporation date, and inception date of December 15, 2004 to June 30, 2005 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, conditions exist which raise substantial doubt about the Company's ability to continue as a going concern unless it is able to generate sufficient cash flows to meet its obligations and sustain its operations. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Vancouver, British Columbia, Canada	/s/ Moen and Company
August 22, 2005	Chartered Accountants

AGA RESOURCES, INC.
(A Nevada Corporation)
(An Exploration Stage Company)
Balance Sheet
June 30, 2005
(Expressed in U.S. Dollars)

ASSETS
Current Assets
Cash	$34,294
TOTAL ASSETS	$34,294

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued	$788
Loan payable to related party (note 5)	52,711
TOTAL LIABILITIES	53,499
Stockholders' Equity
Common Stock (note 4)
Authorized:
100,000,000 common shares, with a $0.00001 par value
100,000,000 preferred shares, with a $0.00001 par value
Issued:
1,000,000 shares issued and outstanding, par value	100
Additional paid in capital	900
1,000
Deficit, accumulated during the exploration stage	(20,205)
TOTAL STOCKHOLDERS' EQUITY	(19,205)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$34,294

Approved on Behalf of the Board:
"Jianping Zhang"	, Director and Chief Executive Officer
"James W. Mcleod"	, Director and Chief Financial Officer

See accompanying notes and independent auditor' s report.

AGA RESOURCES, INC.
(A Nevada Corporation)
(An Exploration Stage Company)
Statement of Operations
(Expressed in U.S. Dollars)

			Accumulated
			From
			Inception
			Date of
	Three Months	Six Months	December 15,
	Ended	Ended	2004 to
	June 30,	June 30,	June 30,
	2005	2005	2005

Revenue	$--	$--	$--
Expenses
Bank charges and interest	20	71	71
Office costs	--	7	7
Professional fees	1,208	1,208	16,208
Filing fees	--	719	719
Mineral property costs	--	3,200	3,200
	1,228	5,205	20,205

Net Profit (Loss) for the Period	$(1,228)	$(5,205)	$(20,205)
Basic and diluted loss per share	$(0.00)	$(0.01)	$(0.02)
Weighted average number
of shares outstanding	1,000,000	1,000,000	1,000,000

See accompanying notes and independent auditor' s report.

AGA RESOURCES, INC.
(A Nevada Corporation)
(An Exploration Stage Company)
Statement of Retained Earnings (Deficit)
(Expressed in U.S. Dollars)

			Accumulated
			From
			Inception
			Date of
	Three Months	Six Months	December 15,
	Ended	Ended	2004 to
	June 30,	June 30,	June 30,
	2005	2005	2005

Balance (Deficit),
Beginning of period	$(18,977)	$(15,000)	$--

Net Profit(Loss)
for the Period	(1,228)	(5,205)	(20,205)

Retained earnings (Deficit),
End of Period	$(20,205)	$(20,205)	$(20,205)

See accompanying note and independent auditor' s report.

AGA RESOURCES, INC.
(A Nevada Corporation)
(An Exploration Stage Company)
Statement of Cash Flows
(Expressed in U.S. Dollars)

			Accumulated
			From
			Inception
			Date of
	Three Months	Six Months	December 15,
	Ended	Ended	2004 to
	June 30,	June 30,	June 30,
	2005	2005	2005

Cash Provided by (Used for)
Operating Activities
Net Profit (Loss) for the period	$(1,228)	$(5,205)	$(20,205)
Changes in non-cash working capital items
Accounts payable and accrued	(918)	788	788
Cash used for operating activities	(2,146)	(4,417)	(19,417)

Investing Activities	--	--	--
Financing Activities
Capital stock issued	--	--	1,000
Loan from related party	--	38,711	52,711
Cash provided by financing activities	--	38,711	53,711

Cash increase (decrease)
during the period	(2,146)	34,294	34,294
Cash, Beginning of Period	36,440	--	--

Cash, End of Period	$34,294	$34,294	$34,294

See accompanying notes and independent auditor' s report.

AGA RESOURCES, INC.
(A Nevada Corporation)
(An Exploration Stage Company)
Statement of Changes in Stockholders' Equity
Period From Inception Date of December 15, 2004 to June 30, 2005
(Expressed in U.S. Dollars)

	Number of		Additional	Total	Retained	Total
	Common	par	Paid-in	Capital	Earnings	Stockholders'
	Shares	Value	Capital	Stock	(Deficit)	Equity

Balance, December 15, 2004
(date of inception)	--	$--	$--	$--	$--	$--
Capital stock issued for cash
- December 17, 2004 at $0.001	1,000,000	100	900	1,000		1,000
Net loss for the period from
December 15, 2004 to
June 30, 2005					(20,205)	(20,205)
Balance, June 30, 2005	1,000,000	100	900	1,000	(20,205)	(19,205)

See accompanying notes and independent auditor' s report.

AGA RESOURCES, INC.
(A Nevada Corporation)
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
June 30, 2005

Note 1     Nature and Continuance of Operations

AGA Resources, Inc. ("The Company") was incorporated in the State of Nevada on December 15, 2004, which is also the inception date. The company is an Exploration Stage Company as defined by Statement of Financial Accounting Standard ("SFAS") No. 7. The Company has acquired a mineral property located in the Province of British Columbia, Canada and has not yet determined whether this property contains reserves that are economically recoverable. The recoverability of amounts from the property will be dependent upon the discovery of economically recoverable reserves, confirmation of the Company's interest in the underlying property, the ability of the Company to obtain necessary financing to satisfy the expenditure requirements under the property agreement and to complete the development of the property and upon future profitable production or proceeds for the sale thereof.

These financial statements have been prepared on a going concern basis. The Company has a working capital deficiency of $19,205 at June 30, 2005. The Company has incurred losses since inception resulting in an accumulated deficit of $20,205 since inception and further losses are anticipated in the development of its business raising substantial doubt about the Company's ability to continue as a going concern. Its ability to continue as a going concern is dependent upon the ability of the Company to generate profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management proposes to raise funds for the Company to continue operations.

Note 2     Summary of Significant Accounting Policies

Basis of Presentation
 The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America and are expressed in US dollars. The Company's fiscal year end is September 30, with the first fiscal year and to be September 30, 2005.

Mineral Property Costs
The Company has been in the exploration stage since its incorporation and inception on December 15, 2004 and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition and exploration of mining properties. Mineral property acquisition and exploration costs are charged to operations as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property, are capitalized. Such costs will be amortized using the units-of-production method over the estimated life of the probable reserves.

AGA RESOURCES, INC.
(A Nevada Corporation)
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
June 30, 2005

Note 2     Summary of Significant Accounting Policies - (cont'd)

Use of Estimates and Assumptions
The preparation of financial statements in conformity with US generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Foreign Currency Translation
The Company's functional and reporting currency is the United States dollar. The financial statements of the Company are translated to United States dollars in accordance with SFAS No. 52 " Foreign Currency Translation" .. Monetary assets and liabilities denominated in foreign currencies are translated using the exchange rate prevailing at the balance sheet date. Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are included in the determination of income. Foreign currency transactions are primarily undertaken in Canadian dollars. The Company has not, to the date of these financials statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

Financial Instruments
The carrying value of cash, accounts payable and accrued and loan payable to related party approximate their fair value because of the short maturity of these instruments. The Company's operations are in Canada and virtually all of its assets and liabilities are giving rise to significant exposure to market risks from changes in foreign currency rates. The financial risk is the risk to the Company's operations that arise from fluctuations in foreign exchange rates and the degree of volatility of these rates. Currently, the Company does not use derivative instruments to reduce its exposure to foreign currency risk.

Environmental Costs
Environmental expenditures that relate to current operations are charged to operations or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are charged to operations. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the cost can be reasonably estimated. Generally, the timing of these accruals coincides with the earlier of completion of a feasibility study or the Company's commitments to a plan of action based on thhe then known facts.

AGA RESOURCES, INC.
(A Nevada Corporation)
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
June 30, 2005

Note 2     Summary of Significant Accounting Policies -(cont'd)

Income Taxes
Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted SFAS No. 109 as of its inception. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

Basic and Diluted Net Loss Per Share
The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share". SFAS No. 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive.

Stock-based Compensation
In December 2002, the Financial Accounting Standards Board issued FinancialAccounting Standard No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure" ("SFAS No. 148"), an amendment of Financial Accounting Standard No. 123 "Accounting for Stock-Based Compensation" ("SFAS No. 123"). The purpose of SFAS No. 148 is to: (1) provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation, (2) amend the disclosure provisions to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock-based employee compensation, and (3) to require disclosure of those effects in interim financial information. The disclosure provisions of SFAS No. 148 were effective for the Company for the period ended June 30, 2005.

AGA RESOURCES, INC.
(A Nevada Corporation)
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
June 30, 2005

Note 2     Summary of Significant Accounting Policies - (cont'd)

Stock-based Compensation (cont'd)
The Company has elected to continue to account for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", ("APB No. 25") and comply with the disclosure provisions of SFAS No. 123 as amended by SFAS No. 148 as described above. In addition, in accordance with SFAS No. 123 the Company applies the fair value method using the Black-Scholes option-pricing model in accounting for options granted to consultants. Under APB No. 25, compensation expense for employees is recognized based on the difference, if any, on the date of grant between the estimated fair value of the Company's stock and the amount an employee must pay to acquire the stock. Compensation expense is recognized immediately for past services and pro-rata for future services over the option-vesting period. To June 30, 2005 the Company has not granted any stock options.

The Company accounts for equity instruments issued in exchange for the receipt of goods or services from other than employees in accordance with SFAS No. 123 and the conclusions reached by the Emerging Issues Task Force in Issue No. 96-18. Costs are measured at the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably measurable. The value of equity instruments issued for consideration other than employee services is determined on the earliest of a performance commitment or completion of performance by the provider of goods or services as defined by EITF 96-18.

The Company has also adopted the provisions of the Financial Accounting Standards Board Interpretation No.44, Accounting for Certain Transactions Involving Stock Compensation - An Interpretation of APB Opinion No. 25 ("FIN 44"), which provides guidance as to certaiin applications of APB 25.

Comprehensive Income
The Company has no items that represent other comprehensive income.

Cash and Cash Equivalents
The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

Concentration of Credit Risk
Financial instruments that potentially subject the Company to credit risk consist principally of cash. Cash is deposited with a high quality credit institution.

AGA RESOURCES, INC.
(A Nevada Corporation)
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
June 30, 2005

Note 3 Mineral Property

The company owns mineral claim comprising a total of 20 contiguous units and an area of 1,235 acres. The property is situated within the Burrell Creek and St. Annes Creek valleys on the southern end of the Franklin Gold Camp in the Greenwood Mining Division, British Columbia, Canada. (see Note 5(b)) The property is in good standing until January 16, 2006.

Note 4 - Share Capital

Authorized:
100,000,000 common shares with a par value of $0.00001 per share

100,000,000 preferred shares with a par value of $0.00001 per share

Issued:
During the period from December 15, 2004 (Inception) to June 30, 2005 the Company issued 1,000,000 common shares for total cash proceeds of $1,000.

At June 30, 2005 there were no outstanding stock options or warrants.

Note 5     Related Party Transactions

(a) As at June 30, 2005, Jianping Zhang, a Director, Chief Executive Officer and Shareholder has a loan of $52,711 to the company which is unsecured, bears no interest and has no specific terms of repayment.

(b) As at June 30, 2005, Mrs. Jacqueline A. McLeod, the wife of the secretary, treasurer and director of the company holds the company' s mineral property for use by the company. Mrs. Jacqueline A. McLeod will not retain any percentage or ownership in the property or ownership of any minerals discovered during the exploration and she will not be entitled to a percentage of the revenue generated from the use of her property.

AGA RESOURCES, INC.
(A Nevada Corporation)
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
June 30, 2005

Note 6     Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has incurred net operating losses of $20,205 which commence expiring in 2025. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

The components of the net deferred tax asset at June 30, 2005, and the statutory tax rate, the effective tax rate and the elected amount of the valuation allowance are indicated below:

$
Net Operating Loss	20,205
Statutory Tax Rate	34%
Effective Tax Rate	-
Deferred Tax Asset	6,870
Valuation Allowance	(6,870)
Net Deferred Tax Asset	B

Note 7     Subsequent Event

The Company proposes to raise public funds by the issuance of common stock, by way of a prospectus, subject to regulatory approvals.

MOEN AND COMPANY
CHARTERED ACCOUNTANTS
Member:
Canadian Institute of Chartered Accountants	Securities Commission Building
Institute of Chartered Accountants of British Columbia	PO Box 10129, Pacific Centre
Institute of Management Accountants (USA) (From 1965)	Suite 1400 - 701 West Georgia Street
Vancouver, British Columbia
Registered with:	Canada V7Y 1C6
Public Company Accounting Oversight Board (USA) (PCAOB)	Telephone: (604) 662-8899
Canadian Public Accountability Board (CPAB)	Fax: (604) 662-8809
Canada - British Columbia Public Practice Licence	Email: moenca@telus.net

Until _____________ 2005, ninety days after the date of this prospectus, all dealers effecting transactions in our registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II.   INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

1.     Section 4 of the Articles of Incorporation of the company, filed as Exhibit 3.1 to the Registration Statement.

2.     Article IX of the Bylaws of the company, filed as Exhibit 3.2 to the Registration Statement.

3.     Nevada Revised Statutes, Chapter 78.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

ITEM 25.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering (assuming all shares are sold), all of which are to be paid by the registrant, are as follows:

SEC Registration Fee	$100
Printing Expenses	200
Accounting Fees and Expenses	4,000
Legal Fees and Expenses	25,000
Blue Sky Fees/Expenses	500
Transfer Agent Fees	200
TOTAL	$30,000

ITEM 26.     RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, the Registrant has sold the following securities which were not registered under the Securities Act of 1933, as amended.

Name and Address	Date	Shares	Consideration

Jianping Zhang	12/15/04	900,000	$900 in cash
1026 Tuxedo Drive
Port Moody, BC
Canada V3H 1L4

James W. McLeod	12/15/04	100,000	$100 in cash
#202 - 1318 - 56th Street
Delta, BC
Canada V4L 2A4

We issued the foregoing restricted shares of common stock to our officers and directors. pursuant to section 4(2) of the Securities Act of 1933. Our officers and directors are sophisticated investors and where in possession of all material information relating to the company. Further, no commissions were paid to anyone in connection with the sale of the shares and general solicitation was made to anyone.

ITEM 27.     EXHIBITS.

The following exhibits are filed as part of this registration statement, pursuant to Item 601 of Regulation S-B. All exhibits have been previously filed unless otherwise noted.

Exhibit No.	Document Description

3.1*	Articles of Incorporation.
3.2*	Bylaws.
4.1*	Specimen Stock Certificate.
5.1*	Opinion of Conrad C. Lysiak, Esq. regarding the legality of the Securities being registered.
10.1*	Aga Mineral Claim.
23.1	Consent of Moen & Company, Chartered Accountants.
23.2	Consent of Conrad C. Lysiak, Esq.
99.1*	Subscription Agreement.

*   Previously filed

ITEM 28.     UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	a.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

b.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

	c.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any change to such information in the registration statement.

2.

That, for the purpose of determine any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this amended Form SB-2 Registration Statement and has duly caused to this amended Form SB-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia, on this 29th day of August, 2005.

AGA RESOURCES, INC.

BY:	/s/ Jianping Zhang
Jianping Zhang, president, principal executive officer and a member of the board of directors

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Jianping Zhang, as true and lawful attorney-in-fact and agent, with full power of substitution, for his and in his name, place and stead, in any and all capacities, to sign any and all amendment (including post-effective amendments) to this registration statement, and to file the same, therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this amended Form SB-2 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Jianping Zhang	president, principal executive officer, and a	August 29, 2005
Jianping Zhang	member of the board of directors

/s/ James W. McLeod	secretary, treasurer, principal financial officer and	August 29, 2005
James W. McLeod	principal accounting officer and a member of a
board of directors